Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 13, 2017, relating to the financial statements of Grand Design RV, LLC as of December 31, 2015, 2014 and 2013 and for the years then ended, appearing in the Current Report on Form 8-K (as amended) of Winnebago Industries, Inc. and subsidiaries filed on January 20, 2017, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Crowe Horwath LLP

South Bend, Indiana
January 20, 2017